Exhibit 99.1
MARKETAXESS REPORTS SECOND QUARTER 2010 RECORD REVENUE OF $35.3 MILLION,
RECORD PRE-TAX INCOME OF $11.9 MILLION AND DILUTED EPS OF $0.18
Second Quarter Financial Highlights*
•	Record revenues of $35.3 million, up 36.7%

•	Total expenses of $23.5 million, up 16.7%

•	Record pre-tax margin of 33.6%, up from 22.2%

•	Net income of $7.2 million, up 124.9%
*All comparisons versus second quarter 2009.
NEW YORK, July 28, 2010 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the second quarter ended June 30, 2010.
“We are pleased to report another quarter of record revenues and earnings and the strongest quarterly free cash flow generation in the firm’s history,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “In addition to the strong current results, we are actively engaged in the regulatory reform process and look forward to participating as a swap execution facility in the new e-trading market structure.”
Second Quarter Results
Total revenues for the second quarter of 2010 increased 36.7% to $35.3 million, compared to $25.8 million for the second quarter of 2009. Pre-tax income was a record $11.9 million, compared to $5.7 million for the second quarter of 2009, an increase of 106.7%. Pre-tax margin was 33.6%, compared to 22.2% for the second quarter of 2009. Net income totaled $7.2 million, or $0.18 per share on a diluted basis, compared to $3.2 million, or $0.08 per share on a diluted basis, for the second quarter of 2009.
Commission revenue for the second quarter of 2010 totaled $29.5 million on total trading volume of $98.3 billion, compared to $21.8 million in commission revenue on total trading volume of $66.8 billion for the second quarter of 2009. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 8.1%, compared to an estimated 4.7% for the second quarter of 2009.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $3.3 million for the second quarter of 2010, compared to $2.1 million for the second quarter of 2009. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 36.7% to $2.6 million, compared to $1.9 million for the second quarter of 2009.
Total expenses for the second quarter of 2010 increased 16.7% to $23.5 million, compared to $20.1 million for the second quarter of 2009. The majority of the increase was due to higher employee compensation and benefits expense of $2.3 million. The Company now expects total expenses for 2010 to be in the range of $94.0 million to $96.0 million.
The effective tax rate for the second quarter of 2010 was 39.5%, compared to 44.4% for the second quarter of 2009.
Employee headcount as of June 30, 2010 was 222, compared to 200 as of June 30, 2009.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.07 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock and Series B preferred stock, to be paid on August 25, 2010 to stockholders of record as of the close of business on August 11, 2010.
Share Repurchase Program
In June 2010, the Company’s board of directors approved a $30 million share repurchase program, which authorizes the Company to repurchase shares of its common stock in the open market or in privately negotiated transactions, at times and prices considered appropriate by the Company. The Company initiated repurchases under the program in July 2010.
Balance Sheet Data
As of June 30, 2010, total assets were $285.4 million and included $187.6 million, or $4.75 per diluted share in cash, cash equivalents and securities. Total stockholders’ equity, including the Series B preferred stock, as of June 30, 2010 was $260.4 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-260-8140 (U.S.) or 617-614-3672 (international). The passcode for all callers is 12921667. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 42572926. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Approximately 796 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 80 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6017	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$20,249	$13,808	$40,025	$27,323
Eurobond	4,669	4,712	10,161	8,854
Other	4,542	3,310	8,581	6,099

Total commissions	29,460	21,830	58,767	42,276
Technology products and services	3,251	2,096	6,415	4,119
Information and user access fees	1,722	1,504	3,356	3,159
Investment income	315	234	606	566
Other	578	175	1,066	351

Total revenues	35,326	25,839	70,210	50,471

Expenses
Employee compensation and benefits	14,189	11,917	28,122	23,359
Depreciation and amortization	1,622	1,679	3,238	3,470
Technology and communications	2,353	2,120	4,770	4,362
Professional and consulting fees	1,990	1,613	4,128	3,492
Occupancy	707	693	1,645	1,369
Marketing and advertising	759	708	1,387	1,353
General and administrative	1,850	1,373	3,979	2,599

Total expenses	23,470	20,103	47,269	40,004

Income before taxes	11,856	5,736	22,941	10,467
Provision for income taxes	4,687	2,549	9,071	4,441

Net income	$7,169	$3,187	$13,870	$6,026

Per Share Data:
Earnings per share:
Basic	$0.19	$0.09	$0.37	$0.16
Diluted	$0.18	$0.08	$0.35	$0.16

Cash dividends declared per common share	$0.07	$—	$0.14	$—

Weighted-average common shares:
Basic	33,733	33,256	33,679	33,220
Diluted	39,514	37,854	39,410	37,660

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2010	December 31, 2009
	($ in thousands)
	(unaudited)
Assets
Cash and cash equivalents	$113,526	$103,341
Securities available-for-sale	74,087	70,997
Deferred tax assets, net	16,576	23,980
All other assets	81,247	78,968

Total assets	$285,436	$277,286

Liabilities and Stockholders’ Equity
Total liabilities	$25,011	$30,469
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	230,110	216,502

Total liabilities and stockholders’ equity	$285,436	$277,286

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	($ in millions)
	(unaudited)

U.S. high-grade — multi dealer [1]
fixed-rate	$55,829	$36,365	$114,495	$72,334
floating-rate	2,341	1,545	5,186	2,415
Eurobond	12,739	13,169	28,758	22,261
Other[1]	27,372	15,742	49,044	29,882

Total	$98,281	$66,821	$197,483	$126,892

	Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	($ in millions)
	(unaudited)

U.S. high-grade[1]	$923	$602	$965	$603
Eurobond	209	216	232	180
Other[1]	434	250	396	241

Total	$1,566	$1,068	$1,593	$1,024

Number of U.S. Trading Days [2]	63	63	124	124
Number of U.K. Trading Days [3]	61	61	124	124

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.